Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment No. 3 to Form S-4 of TradeUP Acquisition Corporation of our report dated March 29, 2022, with respect to our audit of the financial statements of TradeUP Acquisition Corporation as of December 31, 2021 and for the period from January 6, 2021 (date of inception) through December 31, 2021 included in the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Friedman LLP

New York, New York

May 1, 2023